OTCBB: CYOO DEFINITION DRILLING REVEALS SIGNIFICANT COPPER AT THE
LONG SHOT RIDGE OXIDE COPPER OCCURRANCE

0.78% Cu over 230 Ft. and 0.54% Cu over 115 Ft.

Las Vegas, Nevada, December 5, 2006, Canyon Copper Corp. (the ‘Company’ or ‘Canyon Copper’) (OTCBB: CYOO) is pleased to announce results from a further ten drill holes from the 33 hole program completed earlier this year on the Company’s New York Canyon copper project located in the Santa Fe Mining District, Mineral County, Nevada. Three of the recent holes confirm that significant intervals of copper oxide mineralization are present at the Longshot Ridge deposit. These intervals include: hole 06-21C 0.54% Cu over 115 ft, hole 06-23C 0.78% Cu over 230 ft and hole 06-25R 0.47% Cu over 110 ft. Five of the holes show moderate concentrations near what is thought to be the limits of the mineralization and two holes indicate that the mineralized limit has been located.

Results have recently been received from re-analyses conducted on all pulps generated from the 2006 drill program. The ten holes currently available for release include 06-11R, 13R, 14R, 15C, 20R, 21C, 22R, 23C, 24R and 25R. Reverse Circulation holes are designated “R” and diamond drill core holes are designated “C”.

Hole ID	From(ft)	To(ft)	Length(ft)	Copper(%)
06-11R	0	10	10	1.03
	55	95	40	0.26
	195	215	20	0.44
06-13R	No Significant Results
06-14R	No Significant Results
06-15R	95	135	40	0.39
06-20R	85	95	10	0.78
	125	140	15	0.43
06-21C	10	125	115	0.54
including	105	125	20	1.03
06-22R	0	25	25	0.39
	55	125	70	0.32
	295	310	15	0.90
06-23C	0	45	45	0.35
	80	310	230	0.78
including	210	270	60	1.72
06-24R	30	70	40	0.29
	95	165	70	0.41
06-25R	70	180	110	0.47
including	120	150	30	0.96
	450	485	35	0.34

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Core hole 06-23C returned an average of 0.78% copper over a 230 foot interval starting from 80 feet. Included in this interval is a 60 foot section that averaged 1.72% copper from 210 to 270 feet. An upper interval from surface to 45 feet intersected 0.35% copper. Mineralization is hosted within skarn altered siltstone separated by a less altered and mineralized limestone sequence. This drill hole is located in the southern area of the Longshot Ridge copper-oxide zone and was drilled north at a dip of -580 to a depth of 453 feet.

RC drill 06-11R was drilled vertically to a depth of 265 feet. As shown in the table above, three mineralized horizons were encountered starting from surface to a depth of 215 feet within skarn altered siltstone varying from 0.26% copper over 40 feet to 1.03% copper over 10 feet.

Drill holes 06-13R and 06-14R were both drilled vertically to depths of 365 feet and 350 feet respectively. These holes are located in the south-western area of Longshot Ridge within variably skarn altered siltstone. These holes, spaced approximately 120 feet apart, did not return any significant copper mineralization and may define the near surface limit of mineralization in this direction.

Hole 06-15R, located in the south central area of Longshot Ridge, returned an average of 0.39% copper over a 35 foot interval from 95 to 130 feet.

Hole 06-20R was drilled in the south central portion of Longshot Ridge. This vertical hole returned an average of 0.80% copper over a 10 foot interval from 85 to 95 feet from within skarn altered marble and a 15 foot interval from 125 feet that averaged 0.43% copper in altered siltstone.

Core hole 06-21C is located in the northwest area of Longshot Ridge. This vertical drill hole returned 0.54% copper over a 115 foot interval starting at 10 feet, including 1.03% copper over 20 feet from 105 to 125 feet.

Hole 06-22R is located in the central portion of Longshot Ridge and intersected three mineralized horizons as shown in the table above, including 0.90% copper over 15 feet starting at 295 feet.

Hole 06-24R is located in the south central portion of the Longshot Ridge deposit and returned an average of 0.29% copper over 40 feet starting at 30 feet depth and a 70 foot interval averaging 0.41% copper starting at 95 feet.

Hole 06-25R was drilled from the same setup as 06-24R and oriented towards the northwest at a 60 degree angle to a depth of 600 feet. The hole returned 0.47% copper over a 110 foot interval starting at 70 feet, including a 30 foot interval from 120 feet that averaged 0.96% copper. A further 35 foot interval from 450 feet returned an average of 0.34% copper.

These analyses were completed by ALS Chemex using their AA62 atomic absorption procedure and included a thorough quality assurance/quality control protocol of certified standard reference materials, duplicates and blanks.

Drilling to date at the Longshot Ridge copper deposit has confirmed and expanded on the known extent of the copper oxide mineralization, which is exposed at surface and has been tested to depths up to 400 feet. With the exception of holes 06-13R and 06-14R reported herein, all drill holes completed to date have indicated the consistent and wide spread nature of the copper mineralization at Longshot Ridge. Results for the remaining 8 holes from the 2006 drill program will be reported once cleared by the QA/QC supervisor. The recent data will be incorporated into the overall New York Canyon project database to develop a resource estimate of the copper content at Longshot Ridge.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometers west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

Canyon Copper has successfully fulfilled its exploration commitments to earn a 100% interest in the New York Canyon project. Geoffrey Goodall, P.Geo. is the Exploration Manager for Canyon Copper and is responsible for the design and supervision of the exploration programs.

On behalf of the Board of Directors,

Canyon Copper Corp.
Bryan Wilson, President

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Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company’s ability to obtain additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.